Exhibit 99.1

News Release

	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens
Chief Financial Officer
(630) 875-7347

	TRADED: NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL: FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2011

SECOND QUARTER RESULTS

Improved Earnings and Fees, Solid Margin – Non-performing Asset Decrease –

Enhanced Capital and Liquidity

Operating Performance

•	Net income applicable to common shares of $8.1 million, or $0.11 per share, increased 8.6% and 57.5% versus first quarter 2011 and second quarter 2010, respectively.

•	Core operating earnings of $34.3 million, up 9.2% from first quarter 2011 and down 1.2% versus second quarter 2010.

•	Total loans, excluding covered loans, of $5.1 billion, up 1.4% annualized, led by commercial and industrial loan annualized growth of 6.8% from March 31, 2011.

•	Average core transactional deposits of $4.7 billion, up 4.7%, from first quarter 2011 and 10.4% from second quarter 2010.

•	Fee-based revenues of $24.2 million, improved 11.5% and 10.6% from first quarter 2011 and second quarter 2010, respectively.

Credit and Capital

•	Non-performing assets reduced to $222.9 million, down 7.0% linked quarter and 17.3% from December 31, 2010.

•	Non-accrual loans to total loans of 3.47%, improved 19 and 68 basis points from March 31, 2011 and December 31, 2010, respectively.

•	Allowance for credit losses to non-performing loans of 76%, unchanged from March 31, 2011 and increased from 67% at December 31, 2010.

•	Tier 1 common capital to risk-weighted assets of 10.20% as of June 30, 2011, up 23 basis points from 9.97% at March 31, 2011 and up 39 basis points from 9.81% at December 31, 2010.

ITASCA, IL, July 27, 2011 – Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, reported results of operations and financial condition for second quarter 2011. Net income for the quarter was $10.8 million, before adjustments for preferred dividends and non-vested restricted shares, with net income of $8.1 million, or $0.11 per share, applicable to common shareholders after such adjustments. This compares to net income of $10.2 million and net income applicable to common shareholders of $7.5 million, or $0.10 per share, for first quarter 2011 and net income of $7.8 million and net income applicable to common shareholders of $5.2 million, or $0.07 per share, for second quarter 2010.

	Quarters Ended
	June 30, 2011	March 31, 2011	June 30, 2010
	(Dollar amounts in thousands)
Operating Performance
Net income	$10,828	$10,218	$7,809
Net income applicable to common shares	$8,144	$7,497	$5,171
Diluted earnings per common share	$0.11	$0.10	$0.07
Return on average common equity	3.47%	3.27%	2.16%
Return on average assets	0.53%	0.51%	0.40%
Pre-tax, pre-provision core operating earnings	$34,324	$31,427	$34,746
Net interest margin	4.10%	4.15%	4.21%
Efficiency ratio	60.19%	62.40%	57.92%
Loans, including covered loans	$5,427,853	$5,444,989	$5,373,271
Loans, excluding covered loans	$5,112,911	$5,095,543	$5,208,347
Average core transactional deposits	$4,742,889	$4,527,937	$4,297,585

	June 30, 2011	March 31, 2011	December 31, 2010
	(Dollar amounts in thousands)
Credit and Capital
Non-performing assets, excluding covered loans and covered OREO (1)	$222,933	$239,777	$269,466
Non-performing assets, excluding covered loans and covered OREO to loans plus other real estate owned (“OREO”) (1)	4.34%	4.67%	5.25%
Non-accrual loans to total loans, excluding covered loans (1)	3.47%	3.66%	4.15%
Allowance for credit losses to non-performing loans, excluding covered loans (1)	76%	76%	67%
Tier 1 common capital to risk-weighted assets	10.20%	9.97%	9.81%
Tangible common equity to tangible assets	8.47%	8.34%	8.06%

(1)

Covered loans and covered OREO were acquired through transactions with the Federal Deposit Insurance Corporation (“FDIC”) and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these assets.

SUMMARY UPDATE

“Our second quarter performance reflects continued improvement on a number of business fronts,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Overall earnings increased on the strength of solid margins, enhanced fee revenues, and controlled expenses. Sales activity remains robust, reflecting active lending, growth in lower cost, core deposit funding, and advancement in trust and investment management and card-based lines of business. We continue to make progress in reducing the level of problem credits, having reduced non-performing assets by some 20% since the start of the year.”

Mr. Scudder further commented, “With ample liquidity and a strong capital position, we are well positioned to benefit as economic and operating conditions stabilize and demand for credit grows.”

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Core Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Income before income tax	$13,669	$10,248	$7,948
Provision for loan losses	18,763	19,492	21,526

Pre-tax, pre-provision earnings	32,432	29,740	29,474

Non-Operating Items
Securities gains, net	1,531	540	1,121
Gain on Federal Deposit Insurance Corporation (“FDIC”)-assisted transaction	—	—	4,303
Losses on sales and write-downs of OREO	(3,423)	(2,227)	(8,924)
Integration costs associated with FDIC-assisted transactions	—	—	(1,772)

Total non-operating items	(1,892)	(1,687)	(5,272)

Pre-tax, pre-provision core operating earnings (1)	$34,324	$31,427	$34,746

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

The increase in core operating earnings from first quarter 2011 resulted from a rise in all fee-based categories and higher net interest income, primarily due to a reduction in interest expense paid on time deposits. Second quarter 2011 was relatively unchanged compared to second quarter 2010, as higher net interest income and fee-based revenues offset higher noninterest expense, excluding losses recognized on OREO. Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2011			March 31, 2011			June 30, 2010
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments	$566,315	$341	0.24	$467,880	$292	0.25	$300,346	$176	0.24
Trading securities	16,255	23	0.57	15,372	30	0.78	14,134	27	0.76
Investment securities (1)	1,150,221	12,933	4.50	1,166,991	13,048	4.47	1,213,455	17,592	5.80
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock	59,745	340	2.28	61,338	357	2.33	59,758	335	2.24
Loans, excluding covered loans (1)	5,108,234	63,521	4.99	5,075,840	63,301	5.06	5,204,566	65,811	5.07
Covered interest-earning assets (2)	420,108	7,655	7.31	444,242	7,822	7.14	233,907	2,598	4.45

Total loans	5,528,342	71,176	5.16	5,520,082	71,123	5.23	5,438,473	68,409	5.05

Total interest-earning assets (1)	7,320,878	84,813	4.64	7,231,663	84,850	4.75	7,026,166	86,539	4.94

Cash and due from banks	120,599			121,494			170,524
Allowance for loan losses	(148,092)			(148,051)			(153,537)
Other assets	877,710			889,845			862,211

Total assets	$8,171,095			$8,094,951			$7,905,364

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,277,451	1,590	0.19	$3,185,924	1,656	0.21	$3,116,488	2,889	0.37
Time deposits	1,813,164	5,379	1.19	1,937,890	6,015	1.26	1,916,116	6,737	1.41
Borrowed funds	262,525	687	1.05	285,847	680	0.96	342,808	749	0.88
Subordinated debt	137,747	2,279	6.64	137,745	2,286	6.73	137,738	2,280	6.64

Total interest-bearing liabilities	5,490,887	9,935	0.73	5,547,406	10,637	0.78	5,513,150	12,655	0.92

Demand deposits	1,465,438			1,342,013			1,181,097

Total funding sources	6,956,325			6,889,419			6,694,247
Other liabilities	80,000			83,217			58,723
Stockholders’ equity - common	941,770			929,315			959,394
Stockholders’ equity - preferred	193,000			193,000			193,000

Total liabilities and stockholders’ equity	$8,171,095			$8,094,951			$7,905,364

Net interest income/margin (1)		$74,878	4.10		$74,213	4.15		$73,884	4.21

(1)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.
(2)	Covered interest-earning assets consist of loans acquired through the Company’s FDIC-assisted transactions and the related FDIC indemnification asset.

Average interest-earning assets for second quarter 2011 increased $89.2 million, or 1.2%, from first quarter 2011. The quarter-over-quarter improvement in average interest-earning assets was driven by a rise in average short-term investments stemming from the normal seasonal increase in public fund deposits. The Company is maintaining an elevated level of short-term assets as it manages its liquidity in the current low-yield environment.

Average interest-earning assets for second quarter 2011 rose $294.7 million, or 4.2%, from second quarter 2010. This increase was due primarily to the addition of covered interest-earning assets and the investment of deposits acquired in the Company’s FDIC-assisted transactions in short-term investments, partially offset by reductions in loans resulting from sales, paydowns, and charge-offs.

Average funding sources for second quarter 2011 grew $66.9 million, or 1.0%, from first quarter 2011. The rise in core transactional deposits from first quarter 2011 to second quarter 2011 resulted from seasonal increases in public funds balances. This increase was partially offset by a $124.7 million, or 6.4%, decline in average time deposits, primarily public time deposits.

Average funding sources increased $262.1 million, or 3.9%, from second quarter 2010 to second quarter 2011. The growth during this period resulted from a $284.3 million, or 24.1%, rise in average demand deposits partially offset by a $103.0 million, or 5.4%, decline in average time deposits. The addition of core transactional deposits reflected ongoing sales efforts, customers’ liquidity preferences in today’s low interest rate environment, and the acquisition of deposits through the Company’s FDIC-assisted transactions.

Tax-equivalent net interest margin for second quarter 2011 was 4.10%, a decline of 5 basis points from first quarter 2011 and 11 basis points from second quarter 2010, primarily reflecting the impact of the growth in deposits invested in short-term investments. The reduction in margin resulted from declines in the average yield on interest-earning assets, partially offset by declines in the average rate paid for interest-bearing liabilities.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The Company realized actual cash flows in excess of estimates upon final settlement of certain covered loans, resulting in additional interest of $1.1 million for second quarter 2011 and $954,000 for first quarter 2011. This additional income is included in interest on covered interest-earning assets in the table above and increased net interest margin by 6 basis points for second quarter 2011 and 5 basis points for first quarter 2011.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			June 30, 2011 Percent Change From
	June 30, 2011	March 31, 2011	June 30, 2010	March 31, 2011	June 30, 2010

Service charges on deposit accounts	$9,563	$8,144	$9,052	17.4	5.6
Trust and investment advisory fees	4,118	4,116	3,702	0.0	11.2
Other service charges, commissions, and fees	5,362	4,914	4,628	9.1	15.9
Card-based fees	5,162	4,529	4,497	14.0	14.8

Total fee-based revenues	24,205	21,703	21,879	11.5	10.6

Bank-owned life insurance income	259	252	349	2.8	(25.8)
Other income	501	978	680	(48.8)	(26.3)

Total operating revenues	24,965	22,933	22,908	8.9	9.0

Trading (losses) gains, net	(2)	744	(1,022)	(100.3)	(99.8)
Gains on securities sales, net	1,531	540	2,255	183.5	(32.1)
Securities impairment losses	—	—	(1,134)	—	N/M
Gain on FDIC-assisted transaction	—	—	4,303	—	N/M

Total noninterest income	$26,494	$24,217	$27,310	9.4	(3.0)

N/M	– Not meaningful.

Fee-based revenues for second quarter 2011 rose 11.5% from first quarter 2011 and 10.6% compared to second quarter 2010 with increases in all categories for both periods, except for trust and investment advisory fees, which were consistent with first quarter 2011.

The rise in service charges for both periods was due primarily to a combination of higher volume NSF fees and market-driven pricing increases. The increase from first quarter 2011 to second quarter 2011 was also influenced by normal seasonality.

An increase in trust assets under management drove the rise in trust and investment advisory fees from second quarter 2010 to second quarter 2011. During this period, trust assets under management grew 13.0% from $4.0 billion to $4.5 billion. Approximately $400 million of this growth was derived equally from improved equity market performance and new sales results, with the remaining $100 million resulting from the addition of managed assets acquired in an FDIC-assisted transaction.

Increased merchant fees led to the increase in other service charges, commissions, and fees from both prior periods presented. The year-over-year increase in merchant fees was due primarily to a 25% volume increase resulting from customers acquired in an FDIC-assisted transaction.

The Company experienced a continued favorable variance in card-based fees for both periods, which was attributed to both volume and transaction rates. Volume increases were due to a higher number of transactions and an increase in the average purchase per transaction.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			June 30, 2011 Percent Change From
	June 30, 2011	March 31, 2011	June 30, 2010	March 31, 2011	June 30, 2010
Salaries and wages	$25,493	$25,665	$21,146	(0.7)	20.6
Retirement and other employee benefits	5,765	6,858	5,394	(15.9)	6.9

Total compensation expense	31,258	32,523	26,540	(3.9)	17.8

Write-downs of OREO	1,523	1,112	3,272	37.0	(53.5)
Losses on sales of OREO, net	1,900	1,115	5,652	70.4	(66.4)
OREO operating expense, net	1,800	1,704	2,926	5.6	(38.5)

Total OREO expense	5,223	3,931	11,850	32.9	(55.9)

Loan remediation costs	2,878	2,848	2,649	1.1	8.6
Other professional services	2,762	2,271	3,003	21.6	(8.0)

Total professional services	5,640	5,119	5,652	10.2	(0.2)

FDIC premiums	1,708	2,725	2,546	(37.3)	(32.9)
Net occupancy and equipment expense	8,012	9,103	7,808	(12.0)	2.6
Technology and related costs	2,697	2,623	2,785	2.8	(3.2)
Advertising and promotions	1,378	1,079	2,473	27.7	(44.3)
Other expenses	9,507	8,020	7,801	18.5	21.9

Total noninterest expense	$65,423	$65,123	$67,455	0.5	(3.0)

Total noninterest expense, excluding losses recognized on OREO	$62,000	$62,896	$58,531	(1.4)	5.9

Total noninterest expense for second quarter 2011 was relatively unchanged compared to first quarter 2011 and decreased 3.0% from second quarter 2010.

OREO expenses were elevated in 2010 due to higher levels of write-downs and losses on sales of OREO and related operating expenses. Excluding OREO losses, total noninterest expense was down 1.4% for the current quarter compared to first quarter 2011 and up 5.9% from the same period last year.

The increase in salaries and wages from second quarter 2010 to second quarter 2011 resulted primarily from additional staff employed through the Palos Bank & Trust acquisition in August 2010, the expansion of commercial sales staff, and annual merit increases. The variances in employee benefits for the periods presented were impacted by the timing of certain benefit accruals.

FDIC premiums decreased compared to first quarter 2011 and second quarter 2010, primarily due to a change in regulatory requirements for calculating the premium. Specifically, the insurance premium assessment base was revised from all domestic deposits to the average of total assets less tangible equity.

High snow removal costs in first quarter 2011 resulted in increased net occupancy expense for that period, accounting for the decrease from first quarter 2011 to second quarter 2011. An increase in the rates charged for property taxes as well as property taxes associated with branches acquired through the Company’s FDIC-assisted transactions resulted in an increase in net occupancy and equipment expense from second quarter 2010.

Advertising and promotions expense was down from the same period in the prior year. Second quarter 2010 advertising costs included costs to implement a new consumer overdraft program and one-time expenses incurred in response to FDIC-assisted transaction activity in the Chicago banking market.

The increases in second quarter 2011 other noninterest expense from first quarter 2011 and second quarter 2010 were due primarily to higher cardholder expenses driven by higher transaction volumes and miscellaneous losses.

Income Taxes

Income tax expense was $2.8 million for second quarter 2011, increasing from $30,000 for first quarter 2011 and $139,000 for second quarter 2010. The increases resulted primarily from an increase in pre-tax income in second quarter 2011 over that of the prior periods and a $1.6 million state tax benefit recorded in first quarter 2011 related to the write-up of state deferred tax assets.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of				June 30, 2011 Percent Change From
	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010	March 31, 2011	June 30, 2010

Corporate:
Commercial and industrial	$1,518,772	$1,493,465	$1,465,903	$1,494,119	1.7	1.7
Agricultural	237,518	234,898	227,756	199,597	1.1	19.0
Commercial real estate:
Office	415,654	412,256	396,836	415,846	0.8	(0.0)
Retail	324,977	320,313	328,751	310,819	1.5	4.6
Industrial	488,469	473,311	478,026	493,526	3.2	(1.0)
Multi-family	336,138	344,645	349,862	369,281	(2.5)	(9.0)
Residential construction	129,327	151,887	174,690	241,094	(14.9)	(46.4)
Commercial construction	146,679	153,392	164,472	202,041	(4.4)	(27.4)
Other commercial real estate	852,966	850,334	856,357	831,723	0.3	2.6

Total commercial real estate	2,694,210	2,706,138	2,748,994	2,864,330	(0.4)	(5.9)

Total corporate loans	4,450,500	4,434,501	4,442,653	4,558,046	0.4	(2.4)

Consumer:
Home equity loans	429,923	434,138	445,243	458,066	(1.0)	(6.1)
1-4 family mortgages	185,002	178,538	160,890	145,457	3.6	27.2
Installment loans	47,486	48,366	51,774	46,778	(1.8)	1.5

Total consumer loans	662,411	661,042	657,907	650,301	0.2	1.9

Total loans, excluding covered loans	5,112,911	5,095,543	5,100,560	5,208,347	0.3	(1.8)
Covered loans	314,942	349,446	371,729	164,924	(10.6)	91.0

Total loans	$5,427,853	$5,444,989	$5,472,289	$5,373,271	(0.3)	1.0

Total loans, including covered loans, of $5.4 billion as of June 30, 2011 remained relatively unchanged from March 31, 2011. Annualized growth of 6.8% in commercial and industrial loans was substantially offset by a decline in the construction loan portfolios.

Total loans increased $54.6 million, or 1.0%, from June 30, 2010 to June 30, 2011. The growth was driven by the addition of covered loans acquired through the Company’s FDIC-assisted transactions, which more than offset declines in the construction loan portfolios.

Asset Quality

(Dollar amounts in thousands)

	As Of				June 30, 2011 Percent Change From
	2011		2010
	June 30	March 31	December 31	June 30	March 31, 2011	December 31, 2010
Non-performing assets, excluding covered loans and covered OREO
Non-accrual loans (1)	$177,495	$186,563	$211,782	$193,689	(4.9)	(16.2)
90 days or more past due loans	6,502	5,231	4,244	6,280	24.3	53.2

Total non-performing loans	183,997	191,794	216,026	199,969	(4.1)	(14.8)
Restructured loans (still accruing interest)	14,529	14,120	22,371	9,030	2.9	(35.1)
Other real estate owned	24,407	33,863	31,069	57,023	(27.9)	(21.4)

Total non-performing assets	$222,933	$239,777	$269,466	$266,022	(7.0)	(17.3)

30-89 days past due loans	$30,424	$28,927	$23,646	$32,012	5.2	28.7
Allowance for credit losses	$139,831	$145,003	$145,072	$145,477	(3.6)	(3.6)

Non-accrual loans to total loans	3.47%	3.66%	4.15%	3.72%
Non-performing loans to total loans	3.60%	3.76%	4.24%	3.84%
Non-performing assets to loans plus OREO	4.34%	4.67%	5.25%	5.05%
Allowance for credit losses to loans	2.73%	2.85%	2.84%	2.79%
Allowance for credit losses to non-performing loans	76%	76%	67%	73%
Covered loans and covered OREO (2)
Non-accrual loans	$3,588	$—	$—	$—	100.0	100.0
90 days or more past due loans (3)	68,324	88,605	84,350	47,912	(22.9)	(19.0)

Total non-performing loans	71,912	88,605	84,350	47,912	(18.8)	(14.7)
Restructured loans (still accruing interest)	—	—	—	—	—	—
Other real estate owned	14,583	21,543	22,370	10,657	(32.3)	(34.8)

Total non-performing assets	$86,495	$110,148	$106,720	$58,569	(21.5)	(19.0)

30-89 days past due loans	$26,180	$10,399	$18,445	$13,725	151.8	41.9
Non-performing assets, including covered loans and covered OREO
Non-accrual loans	$181,083	$186,563	$211,782	193,689	(2.9)	(14.5)
90 days or more past due loans	74,826	93,836	88,594	54,192	(20.3)	(15.5)

Total non-performing loans	255,909	280,399	300,376	247,881	(9.6)	(14.8)
Restructured loans (still accruing interest)	14,529	14,120	22,371	9,030	2.9	(35.1)
Other real estate owned	38,990	55,406	53,439	67,680	(29.6)	(27.0)

Total non-performing assets	$309,428	$349,925	$376,186	324,591	(11.6)	(17.7)

30-89 days past due loans	$56,604	$39,326	$42,091	45,737	43.9	34.5

Non-accrual loans to total loans	3.34%	3.42%	3.87%	3.60%
Non-performing loans to total loans	4.71%	5.15%	5.49%	4.61%
Non-performing assets to loans plus OREO	5.66%	6.36%	6.81%	5.97%
Allowance for credit losses to loans	2.58%	2.66%	2.65%	2.71%
Allowance for credit losses to non-performing loans	55%	52%	48%	59%

(1)	Includes $22.0 million in restructured non-accrual loans.
(2)

Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these assets.

(3)	These loans are past due based on contractual terms, but are performing according to the Company’s current expectations of cash flows.

Non-performing assets, excluding covered loans and covered OREO, were $222.9 million at June 30, 2011, decreasing $16.8 million, or 7.0%, from March 31, 2011 and $46.5 million, or 17.3%, from December 31, 2010. The reductions were substantially due to remediation activities, dispositions, and charge-offs partially offset by loans downgraded to non-accrual status.

Charge-off Data

(Dollar amounts in thousands)

	Quarters Ended
	June 30, 2011	% of Total	March 31, 2011	% of Total	June 30, 2010	% of Total
Net loans charged-off:
Commercial and industrial	$5,585	28.2	$3,128	16.9	$2,679	13.2
Agricultural	799	4.0	9	0.1	546	2.7
Office, retail, and industrial	609	3.1	1,183	6.4	2,353	11.6
Multi-family	6,652	33.6	549	3.0	485	2.4
Residential construction	899	4.5	5,418	29.3	9,994	49.4
Commercial construction	133	0.7	261	1.4	115	0.6
Other commercial real estate	2,107	10.6	5,358	29.0	1,507	7.5
Consumer	3,043	15.3	2,563	13.9	2,543	12.6

Total net loans charged-off, excluding covered loans	19,827	100.0	18,469	100.0	20,222	100.0

Net charge-offs on covered loans	4,108		1,092		651

Total net charge-offs	$23,935		$19,561		$20,873

Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	1.56%		1.48%		1.56%
Year-to-date	1.52%		1.48%		1.49%

Net charge-offs for second quarter 2011, excluding charge-offs related to covered loans, were $19.8 million, compared to $18.5 million for first quarter 2011 and $20.2 million for second quarter 2010. Higher charge-offs on multi-family loans were mostly offset by lower charge-offs on residential construction loans. The charge-offs on multi-family loans were largely driven by three loan relationships.

Charge-offs related to covered loans for second quarter 2011, as well as the other quarters shown, reflect the decline in cash flows of certain acquired loans, net of the reimbursement from the FDIC under loss sharing arrangements. The comparative increase reflects the initial re-estimation of the present value of loans acquired in the Palos Bank & Trust acquisition in August 2010. Management performs such remeasurements of cash flows periodically, and any declines, net of loss share, are reflected as charge-offs in the period of remeasurement. Conversely, any increases in estimated cash flows, net of loss share, are recorded through prospective yield adjustments over the remaining lives of the specific loans. To date, increases in estimated cash flows have exceeded declines, and such increases will be reflected in higher margins in future periods. Overall, the total portfolio of covered loans has experienced a net increase in estimated cash flows since acquisition and continues to perform better than originally expected.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	June 30, 2011	March 31, 2011	June 30, 2010	Regulatory Minimum For “Well- Capitalized	Excess Over Required Minimums at June 30, 2011
Regulatory capital ratios:
Total capital to risk-weighted assets	16.70%	16.45%	17.31%	10.00%	67%	$419,579
Tier 1 capital to risk-weighted assets	14.63%	14.38%	15.25%	6.00%	144%	$540,461
Tier 1 leverage to average assets	11.65%	11.61%	12.70%	5.00%	133%	$523,055

Regulatory capital ratios, excluding preferred stock (1):
Total capital to risk-weighted assets	13.62%	13.38%	14.27%	10.00%	36%	$226,579
Tier 1 capital to risk-weighted assets	11.55%	11.31%	12.21%	6.00%	92%	$347,461
Tier 1 leverage to average assets	9.20%	9.13%	10.17%	5.00%	84%	$330,055
Tier 1 common capital to risk-weighted assets (2) (3)	10.20%	9.97%	10.88%	N/A (3)	N/A (3)	N/A	(3)

Tangible common equity ratios:
Tangible common equity to tangible assets	8.47%	8.34%	9.05%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.67%	8.65%	9.22%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity to risk-weighted assets	10.61%	10.27%	10.71%	N/A (3)	N/A (3)	N/A	(3)

(1)	These ratios exclude the impact of $193.0 million in preferred shares issued to the U.S. Department of the Treasury in December 2008 as part of its Capital Purchase Program.
(2)	Excludes the impact of preferred shares and trust-preferred securities.
(3)	Ratio is not subject to formal Federal Reserve regulatory guidance.

All regulatory mandated ratios for characterization as “well-capitalized” were exceeded as of June 30, 2011. The improvement from March 31, 2011 was driven by net income increasing capital.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located primarily in metropolitan Chicago. First Midwest was recently recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers. First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power and Associates 2011 Retail Banking Satisfaction Study (SM). The study was based on 51,620 total responses measuring 27 providers in the Midwest region (IA, IL, KS, MO, MN, and WI) and measures opinions of consumers with their primary banking provider. These proprietary study results are based on experiences and perceptions of consumers surveyed in January 2011. Visit www.jdpower.com for further information.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, July 27, 2011 at 10:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10001491 beginning one hour after completion of the live call until 9:00 A.M. (ET) on August 4, 2011. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010

Assets
Cash and due from banks	$110,159	$104,982	$102,495	$136,982
Interest-bearing deposits in other banks	601,310	421,478	483,281	3,217
Federal funds sold and other short-term investments	—	—	—	232,881
Trading account securities, at fair value	16,230	16,227	15,282	13,067
Securities available-for-sale, at fair value	1,009,873	1,057,758	1,057,802	1,090,109
Securities held-to-maturity, at amortized cost	76,142	81,218	81,320	87,843
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	58,187	61,338	61,338	59,864
Loans, excluding covered loans	5,112,911	5,095,543	5,100,560	5,208,347
Covered loans	314,942	349,446	371,729	164,924
Allowance for loan losses	(137,331)	(142,503)	(142,572)	(145,027)

Net loans	5,290,522	5,302,486	5,329,717	5,228,244

Other real estate owned (“OREO”), excluding covered OREO	24,407	33,863	31,069	57,023
Covered OREO	14,583	21,543	22,370	10,657
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	95,752	85,386	95,899	75,991
Premises, furniture, and equipment	131,952	138,119	140,907	132,335
Investment in bank-owned life insurance	198,149	197,889	197,644	198,399
Goodwill and other intangible assets	284,120	284,785	286,033	281,255
Accrued interest receivable and other assets	218,005	229,245	233,145	197,222

Total assets	$8,129,391	$8,036,317	$8,138,302	$7,805,089

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$4,731,329	$4,545,670	$4,519,492	$4,218,383
Time deposits	1,764,220	1,874,224	1,991,984	1,905,182

Total deposits	6,495,549	6,419,894	6,511,476	6,123,565
Borrowed funds	272,024	273,342	303,974	328,470
Subordinated debt	137,748	137,746	137,744	137,739
Accrued interest payable and other liabilities	82,479	81,459	73,063	59,803

Total liabilities	6,987,800	6,912,441	7,026,257	6,649,577

Preferred stock	191,220	191,050	190,882	190,553
Common stock	858	858	858	858
Additional paid-in capital	424,877	422,405	437,550	435,605
Retained earnings	802,072	794,569	787,678	819,890
Accumulated other comprehensive loss, net of tax	(15,339)	(24,373)	(27,739)	(12,803)
Treasury stock, at cost	(262,097)	(260,633)	(277,184)	(278,591)

Total stockholders’ equity	1,141,591	1,123,876	1,112,045	1,155,512

Total liabilities and stockholders’ equity	$8,129,391	$8,036,317	$8,138,302	$7,805,089

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Interest Income
Loans	$63,089	$62,917	$65,439
Investment securities	9,848	9,865	13,699
Covered loans	7,655	7,822	2,598
Federal funds sold and other short-term investments	704	679	538

Total interest income	81,296	81,283	82,274

Interest Expense
Deposits	6,969	7,671	9,626
Borrowed funds	687	680	749
Subordinated debt	2,279	2,286	2,280

Total interest expense	9,935	10,637	12,655

Net interest income	71,361	70,646	69,619
Provision for loan losses	18,763	19,492	21,526

Net interest income after provision for loan losses	52,598	51,154	48,093

Noninterest Income
Service charges on deposit accounts	9,563	8,144	9,052
Trust and investment advisory fees	4,118	4,116	3,702
Other service charges, commissions, and fees	5,362	4,914	4,628
Card-based fees	5,162	4,529	4,497

Total fee-based revenues	24,205	21,703	21,879
Bank-owned life insurance income	259	252	349
Securities gains, net	1,531	540	1,121
Gain on FDIC-assisted transaction	—	—	4,303
Other	499	1,722	(342)

Total noninterest income	26,494	24,217	27,310

Noninterest Expense
Salaries and employee benefits	31,258	32,523	26,540
OREO expense, net	5,223	3,931	11,850
FDIC premiums	1,708	2,725	2,546
Net occupancy and equipment expense	8,012	9,103	7,808
Technology and related costs	2,697	2,623	2,785
Professional fees	5,640	5,119	5,652
Other	10,885	9,099	10,274

Total noninterest expense	65,423	65,123	67,455

Income before income tax expense	13,669	10,248	7,948
Income tax expense	2,841	30	139

Net income	10,828	10,218	7,809
Preferred dividends	(2,582)	(2,581)	(2,573)
Net income applicable to non-vested restricted shares	(102)	(140)	(65)

Net income applicable to common shares	$8,144	$7,497	$5,171

Diluted earnings per common share	$0.11	$0.10	$0.07
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted common shares outstanding	73,259	73,151	73,028